Petro River Final

Petro River Acquires Spyglass Energy Group LLC., 100% of its Production, & the 106,000

Contiguous Acres of the West Pearsonia Concession in Osage County, Oklahoma

HOUSTON, TX – June 5, 2014. Petro River Oil Corp (“Petro River” or the “Company”) announces that, on May 30, 2014 it acquired a control position in Bandolier Energy LLC. (“Bandolier”), a company formed to acquire, in an all-cash transaction, all of the outstanding membership units of Spyglass Energy Group LLC., the owner of a 100% working interest in the Pearsonia West Concession (“Pearsonia”) in Osage County, Oklahoma. Pearsonia comprises the largest contiguous oil and gas acreage position in Northeastern Oklahoma, approximately 106,000 acres, with substantial original oil in place, stacked reservoirs, as well as exploratory and development opportunities that can be accessed through both horizontal and vertical drilling. Significant infrastructure is already in place including 32 square miles of 3D seismic, 3 phase power, a dedicated sub-station as well as multiple oil producing horizontal wells. Offset producers include large independents who have drilled multiple economic horizontal Mississippi Lime wells.

Daniel Smith, Executive Vice President of Operations, commented, “We are pleased to have completed the next step in our strategic plan following the investment by Petrol Lake Holding LLC. In completing this acquisition, we are closer to achieving our goal of joint venture development in the Mississippi Lime. We look forward to commencing our development plan in Pearsonia, and continuing to apply our diverse technical expertise in conjunction with our joint venture partners in this region.”

The management of Bandolier brings a depth of both geoscience and engineering expertise that will be instrumental in exploiting the Pearsonia asset. The chief geoscientists, Shane Matson, President of Bandolier, and Charles Wickstrom, board member of Bandolier, have considerable knowledge and experience in the Mississippian Lime play in Oklahoma. They have pioneered methods of drilling the Middle Mississippian tight oil reservoirs that have resulted in a recent IP of 900 BOPD (barrels of oil per day) from 1,000 feet of lateral in the heart of Pearsonia. Based on these results, management is expecting that EUR’s (expected ultimate recovery) will be similar to offset producers west of Pearsonia, but may be more economic due to the shallow reservoir characteristics. The team has identified several hundred potential drilling locations with a primary focus on horizontal Mississippi Lime exploitation and development, although potential also exists in shallower Mississippian and Pennsylvanian formations.

Shane Matson, President of Bandolier, commented, “I have worked in this region and on the Pearsonia West asset for a dozen years and following our recent drilling results – wells with IPs as high as 900 BOPD from short laterals - we have cracked a significant component of the code for stimulation of tight Mississippian reservoirs of the Mid-Continent. The size and continuity of this asset allows a great deal of flexibility to continue developing it while seeking industry partners to develop this acreage alongside us.”

Petro River & Bandolier are in various phases of negotiations to develop parts of Pearsonia via joint ventures with industry partners to accelerate their drilling and development program. There can be no assurance that any such ventures will be entered into.

Petro River Final

Forward-Looking Statements

This news release contains forward-looking and other statements that are not historical facts. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward looking statements will not occur, which may cause actual performance and results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward looking statements.

The forward-looking statements contained in this news release are made as of the date of this news release. Petro River disclaims any intention and assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities law. Additionally, Petro River undertakes no obligation to comment on the expectations of, or statements made, by third parties in respect of the matters discussed above.

Contact Information:

Investor Relations:

mhull@petroriveroil.com

212-596-7090

www.petroriveroil.com